U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Reporting Person
          J Steven Person
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties, Inc. Income Fund V

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Statement for Month/Year
          May 2000

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Reporting Person to Issuer
                  Vice   President   of   Marketing   assigned   additional
          responsibility of Chief Financial Officer



Date: May 8, 2000                   By:  /s/ J Steven Person
                                        ----------------------------------
                                        J Steven Person, Vice-President of
                                          Marketing  and  Chief   Financial
Officer
                                        of Southwest Royalties, Inc.
                                        the Managing General Partner